Exhibit 10.5
MASTER LICENSE AGREEMENT

Licensor:	Allstate Dataworks, LLC	Agreement No.: AEFA-10/4/99-KF-1
DBA US Dataworks
	5301 Hollister, Suite 250	Effective Date: October 15, 1999
Houston, Texas 77040-6132
Contact: Terry Stepanik
This Master License Agreement (“Agreement”) is made and entered into as of the Effective Date specified above between American Express Travel Related Services Company, Inc on behalf of, and for the benefit of itself, its parent, its parent’s affiliates, and subsidiaries also known as American Express Company (“AMEXCO), having an office at American Express Tower, World Financial Center, New York, New York 10285 (“AMEXCO”) and the Licensor specified above. This Agreement specifically applies to domestic AMEXCO locations only. It supersedes any shrink-wrap license that accompanies the media on which the software described herein is provided.
ARTICLE 1: PROVISION OF PROGRAMS
1.1 Under the provisions of this Agreement, Allstate Dataworks, LLC (USD) agrees to grant AMEXCO licenses to use certain of USD’s proprietary computer programs and associated materials (“Products”). All products, support options, and, escrow agreements, and development work are listed substantially in the attached as the Exhibits below.
Exhibit A — Schedule
Exhibit B — Software Products Schedule
Exhibit C — Escrow Agreement
1.1.1 This Agreement also permits AMEXCO to obtain USD’s services to customize, modify and/or enhance Products, to develop programs, software and materials related to Products, and/or such other services as the parties mutually agree upon (“Custom Services”). Custom Services shall be specified on a Statement of Work and will be attached as an applicable Schedule.
1.2 Each Schedule shall be numbered and dated to facilitate identification and when executed by both parties shall form a part of this Agreement. Each Schedule shall include: (i) the AMEXCO site where each Product is to be installed (“Installation Site”); (ii) the name and/or other description of each Product; (iii) the scheduled date each Product is to arrive at the Installation Site (“Scheduled Delivery Date”); (iv) the duration of each license (“License Term”); (v) the scope of each Product license, as defined in Article 5; (vi) the standard specifications applicable to each Product (“Specifications”); (vii) the charge for the license for each Product (“License Fee”); (viii) the maintenance charges for each Product, if any (“Maintenance Fee”) and whether such Maintenance Fees are monthly, quarterly, annual or otherwise; and (ix) any other provisions the parties mutually agree upon.

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1.2.1 In the event of any inconsistency between this Agreement and any Schedule, the provisions of such Schedule shall govern, for purposes of such Schedule.
1.3 AMEXCO, its parent, domestic subsidiaries and affiliated companies (“AMEXCO Entities”) may execute Schedules with USD under this Agreement and for purposes of such Schedule shall be considered “AMEXCO” as that term is used throughout this Agreement.
ARTICLE 2: DELIVERY; INSTALLATION
2.1 USD shall deliver each Product to the Installation Site on or before its Scheduled Delivery Date. If any Product is not delivered within ten (10) days of its Scheduled Delivery Date, USD shall be notified and given an opportunity to cure. If after the parties mutually agree on a revised delivery date, USD fails to deliver the Product, AMEXCO may, on written notice any time thereafter, terminate the Schedule involved in whole or in part, without obligation, liability or penalty of any kind.
2.2 USD shall install each Product at the Installation Site as soon as possible after delivery. If any Product is not installed within twenty (20) days of its Scheduled Delivery Date, USD shall be notified and given an opportunity to cure. If after being notified, USD does not install the Product within the agreed upon time frame, AMEXCO may, on written notice any time thereafter, terminate the Schedule involved in whole or in part, without obligation, liability or penalty of any kind. Unless an installation charge is specified on the applicable Schedule, there shall be no charge to AMEXCO for USD’s installation services.
ARTICLE 3: ACCEPTANCE
3.1 When each Product has been successfully installed at the Installation Site and has been made ready for use, USD shall notify AMEXCO and AMEXCO shall commence acceptance testing of such Product with such assistance and support as necessary from USD personnel. The acceptance test shall be conducted for the purpose of demonstrating that the Product performs in accordance with its Specifications, Documentation and any other criteria and procedures mutually agreed upon and set forth in the Schedule. AMEXCO shall provide sufficient resources to complete acceptance testing within a period of four (4) calendar weeks from the date of notification that the system is ready for use. The four weeks will begin at the time that the Product is mutually agreed upon and for any extensions, for the acceptance testing at the production facility. AMEXCO may choose to extend the acceptance testing period if corrections in the Product are needed.
3.2 Once the Product has successfully passed the acceptance test, AMEXCO shall notify USD in writing of acceptance of such Product. If a Product does not pass the acceptance test, AMEXCO shall notify USD, specifying in reasonable detail in what respects the Product has failed to perform. USD shall promptly correct any deficiencies disclosed by the acceptance test and AMEXCO shall repeat the entire test until the Product has successfully passed. If the Product fails to pass within sixty (60) days of the date the deficiency was detected, AMEXCO shall have the option of immediately terminating the Schedule involved in whole or in part, without obligation, liability or penalty of any kind, or

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continuing the acceptance test; provided, however, that AMEXCO’s termination option shall remain available to AMEXCO during any such continuation.
ARTICLE 4: DOCUMENTATION AND TRAINING
4.1 Upon delivery of each Product, USD shall deliver to AMEXCO one (1) copy of all generally available documentation for such Product sufficient to enable AMEXCO personnel to use and to fully understand the use and operations of the Product (“Documentation”). AMEXCO may copy the Documentation in order to satisfy its own internal requirements or may request USD to furnish additional copies at USD’s current standard prices, less any applicable discounts.
4.2 If training is required and/or included for a Product, the charge, duration, nature and other particulars applicable to such training shall be specified on the Schedule.
4.3 USD shall maintain the Product, including Documentation, in at least the current and one prior version, in escrow with an independent third party (“Escrow Agent”). USD shall supply AMEXCO with a copy of its agreement with said Escrow Agent or such other form of Escrow Agreement as the parties may agree to be mutually acceptable. The attached Exhibit C is incorporated herein as though completely and originally recited herein.
ARTICLE 5: SCOPE OF LICENSE AND PROPRIETARY RIGHTS
5.1 USD grants to AMEXCO a non-exclusive, 10-year, U.S. License to use each Product, commencing upon its delivery to AMEXCO and continuing thereafter from the date of AMEXCO’s acceptance of the Product, for the License Term specified on the Schedule, unless terminated earlier in accordance with this Agreement.
5.2 Each license hereunder shall be designated on the Schedule as one of the following:
5.2.1 A “CPU License” shall entitle AMEXCO to use the Product on the specific central processing unit (“CPU”), designated by model, type and/or serial number on the Schedule. If CPU Licenses hereunder are dependent on the size or type of CPU, then the legend “CPU License — Specific Size/Type Only” must appear on the applicable Schedule.
5.2.2 An “Installation Site License” shall entitle AMEXCO to use the Product on any and all equipment or devices at the Installation Site (including all buildings physically contiguous or directly connected or accessible to each other).
5.2.3 A “U.S. License” shall entitle AMEXCO to use the Product anywhere in the United States (including its possessions and territories) at any sites and on all CPUs owned, controlled or operated by or for the benefit of AMEXCO.
5.2.4 A “North American License” shall entitle AMEXCO to use the Product anywhere in the continental United States, at any sites and on all CPUs owned, controlled or operated by or for the benefit of AMEXCO.

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5.2.5 A “Country License” or “Regional License” shall specify the country or countries comprising a region and shall entitle AMEXCO to use the Product anywhere at any sites and on all CPUs owned, controlled or operated by or for the benefit of AMEXCO within the country or region specified.
5.2.6 A “Worldwide License” shall entitle AMEXCO to use the Product anywhere in the world (unless specific countries are excluded by USD on the Schedule) at any sites and on all CPUs owned, controlled or operated by or for the benefit of AMEXCO.
5.2.7 Any other type or scope of license mutually agreed upon shall be specified and described on the Schedule.
5.3 All licenses shall include the right of AMEXCO to use the license for the benefit of AMEXCO and its domestic subsidiaries, affiliates, joint ventures or other parties to use the Product involved; provided, however, that such use is controlled, operated and/or conducted by or for the benefit of AMEXCO or conducted by another party authorized by AMEXCO to conduct all or any portion of AMEXCO’s businesses.
5.4 At any time, upon written notice to USD, AMEXCO may change the scope of its license for any Product, consistent with the categories described in Section 5.2 above or for such other scope as is mutually agreed upon (“Upgrade”). The charge or refund applicable to Upgrades, shall be the difference between the then current License Fee for the Product license currently held by AMEXCO and the modified license being obtained by AMEXCO as a result of the Upgrade, payable as specified in Section 8.1.1 (or, in the case of a refund, as a credit against the next payment due to USD).
5.4.1 If AMEXCO transfers a “CPU License — Specific Size/Type Only” to another CPU of a different size or type then it shall be treated as an Upgrade within the meaning of Section 5.4 above.
5.5 AMEXCO may transfer the license to use a Product from one CPU to another or from one domestic Installation Site to another without payment of any additional license fee or charge, so long as the use remains consistent with the scope of that Product’s license as specified in Section 5.2. Each license includes the right to access and use Products in connection with any associated or interconnected networks, peripherals, equipment and devices, unless otherwise specifically prohibited or limited in the Schedule.
5.6 Unless prohibited on the Schedule, AMEXCO may obtain additional licenses to use any Product licensed to AMEXCO hereunder (“Supplementary License”), by making a copy of the Product involved, together with any applicable Documentation and/or related materials. AMEXCO agrees to notify USD on a quarterly basis, of all copies made in the preceding quarter, together with the term and scope of license required and all Installation Site, CPU or other information applicable to such license and to pay for such licenses as specified in Section 7.1.1. Supplementary Licenses shall commence on the date the additional copy is made by AMEXCO.

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5.7 Each license includes the right to use Products on temporary substitute or back-up equipment. AMEXCO shall also be entitled to make and keep copies of each Product and its Documentation at a separate facility for purposes of safekeeping and back-up.
5.8 USD retains title to the Products provided hereunder and does not convey any proprietary rights or other interest therein to AMEXCO, other than the licenses granted hereunder. USD agrees that AMEXCO shall have the right to enhance, modify and/or adapt any of the Products and/or materials provided to AMEXCO hereunder, may create and use derivative works and may use and combine Products with other programs and/or materials.
5.8.1 Notwithstanding anything to the contrary herein, and unless otherwise specified in the Schedule, AMEXCO shall have the exclusive right to use any enhancements, modifications, adaptations and derivative works made by or for AMEXCO or by USD specifically at AMEXCO’s request or direction.
5.9 AMEXCO shall notify USD within sixty (60) days in writing if it opts to continue a Product license and License Term for any such continuation. The License Fee applicable to any continuation of a Product license (“Renewal Fee”) shall be the lesser of: (a) the License Fee applicable to the current License Term (if the terms are equivalent); (b) USD’s then current License Fee applicable to the renewal License Term; or (c) such other license fee as is mutually agreed upon by the parties. Notwithstanding anything herein to the contrary, License Terms shall continue at no additional charge to the end of the License Term or for sixty (60) days after receipt of USD’s notice referred to above, whichever is later, and thereafter, if AMEXCO exercises the option to continue the license as provided hereunder.
ARTICLE 6: ESCROW MATERIALS
6.1 On or before delivery of the Product to Amexco, Licensor shall deliver to an independent third party escrow agent, selected and designated by Amexco and approved by Licensor (such approval not be unreasonably withheld) (“Escrow Agent”), for deposit in accordance with an escrow agreement among the Escrow Agent and the parties hereto and is substantially in the form attached as Exhibit C (“Escrow Agreement”), a current and complete copy of the Source Code and any other materials required by the terms of the Schedule to be deposited in escrow (“Escrow Materials”).
6.2 Within five (5) days of the installation of any new Update, Product release (or any other substantial modification to the Product) or within six (6) months of the last deposit hereunder, whichever is sooner, Licensor shall deliver to the Escrow Agent, for deposit in accordance with such Escrow Agreement, any and all changes to the Escrow Materials which correspond to changes, if any, made to the corresponding Product or shall notify Escrow Agent that no changes were made during the preceding period. All materials deposited hereunder shall be considered “Escrow Materials” as the term is used herein.
6.3 In the event Licensor fails to maintain and/or support any Product in accordance with the provisions of this Agreement and such failure is not fully remedied within thirty

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(30) days of Amexco’s notice to Licensor, then notwithstanding any other rights and remedies to which Amexco may be entitled, Amexco shall immediately have the right to obtain a copy of the Escrow Materials from the Escrow Agent upon written notice as provided in the Escrow Agreement.
6.4 Any release of Escrow Materials to Amexco shall remain subject to the confidentiality obligations set forth in Section 11 hereof. Escrow Materials shall be utilized by Amexco for its maintenance and support requirements for the Product(s) and no other purpose whatsoever.
6.5 Amexco shall have the right, at any time upon at least ten (10) days’ written notice to Licensor and Escrow Agent, to select and designate a new escrow agent to replace the Escrow Agent hereunder. Upon such notice, Escrow Agent shall completely, safely and securely transfer the Escrow Materials to the new escrow agent (which will then become the “Escrow Agent” hereunder) and confirm such transfer in writing to Amexco and Licensor.
ARTICLE 7: MAINTENANCE
7.1 During the Warranty Period specified in Section 8.4 at no charge, and thereafter in consideration of AMEXCO’s payment of the applicable Maintenance Fee, USD agrees to provide AMEXCO with the services specified in this Article 7 as part of its maintenance and support services for Products licensed hereunder.
7.2 USD shall correct and repair Products, following telephonic, electronic or other notification by AMEXCO to USD of any failure, malfunction, defect or nonconformity which prevents the Product from performing in accordance with the warranties, Documentation, Specifications and other descriptions and/or materials provided to AMEXCO.
7.3 USD shall respond by telephone (or other confirmed means) to any request for service made during the hours from 8:00 A.M. to Midnight. (Installation Site local time), Monday through Friday, within one (1) hour of AMEXCO’s initial request for service. If any failure, malfunction, defect or nonconformity cannot be satisfactorily corrected through telephone, electronic or other remote means, AMEXCO may request on-site assistance from USD and USD shall respond by having any necessary maintenance personnel, trained in the Product to be serviced, at the site where such Product is located within twenty four (24) hours of AMEXCO’s initial request for service and apply continuous, dedicated efforts and resources until the problem is resolved. USD and AMEXCO may mutually agree to any other problem resolution activities appropriate to the situation in addition to, or instead of the above noted means.
7.4 USD shall provide AMEXCO with all revisions, updates, improvements, modifications and enhancements to each Product and to the Documentation described in Section 4.1. hereof, which are produced and generally made available by USD (“Update”). If any Update is acceptable to AMEXCO, AMEXCO shall allow USD to install same (or if “AMEXCO Installed”, provide documentation and materials necessary to successfully install such Update) and provide such services as are required, if any, to enable AMEXCO to continue AMEXCO’s intended use of the Product. If any such Update adversely affects

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AMEXCO’s use of the Product, AMEXCO’s operations or other systems or processes, in AMEXCO’s sole judgment, acting reasonably and in good faith, AMEXCO may refuse to accept same, and in such event, USD shall maintain the Product in the form in effect immediately prior to USD’s request that AMEXCO accept such Update. If USD satisfactorily resolves the problems that gave rise to AMEXCO’s refusal, AMEXCO shall permit USD to install the Update. For purposes of this Agreement, an Update once incorporated into any Product or Documentation shall be considered a part thereof for all purposes hereunder.
7.5 USD shall produce and make available to AMEXCO any and all modifications to the Products to enable same to operate in conjunction with any new releases of the applicable equipment’s operating system.
7.6 USD shall provide reasonable remote technical assistance and consultation to AMEXCO at any time during normal working hours.
7.7 USD shall provide revised and/or updated Documentation to correspond to any changes (including Updates) made to the Products, within ten (10) days of such changes.
7.8 If AMEXCO attempts to perform maintenance and/or repair service on the Product and, as a result, further service is required to restore the Product to proper operating condition, such service shall be provided by USD hereunder; provided, however, that USD shall have the right to charge AMEXCO for such services at USD’s then applicable time and materials rates.
7.9 AMEXCO may elect to extend the hours of maintenance coverage, arrange for on-site or other services available from USD and unless otherwise mutually agreed, USD shall provide such other services at its then current applicable prices.
7.10 AMEXCO may change the type of and nature of additional services elected hereunder or may terminate maintenance and support services for any Product licensed hereunder, at any time in whole or in part, upon thirty (30) days’ written notice to USD.
ARTICLE 8: INVOICING; PAYMENT; DISCOUNTS
8.1 USD may invoice AMEXCO for the License Fee of products set forth on the Schedule B for each Product upon successful installation of Products and the custom code upon successful acceptance testing, on or after execution of this agreement in accordance with Section 3.2 hereof. Subsequent License Fees for such Product, if applicable, shall be invoiced to AMEXCO monthly, quarterly, annually or otherwise, in advance, as specified on the Schedule.
8.1.1. License Fees applicable to Upgrades and/or Supplementary Licenses, may be invoiced immediately upon USD’s receipt of AMEXCO’s notification of Upgrade or Supplementary License as required hereunder.
8.1.2. Renewal Fees may be invoiced to AMEXCO at any time after AMEXCO’s notice of renewal and shall be payable within thirty (30) days of its receipt or on the

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effective date of the renewal, whichever is later. Once renewed, the Renewal Fee shall be read to mean “License Fee” for all purposes hereunder.
8.1.3 Custom coding, consulting, travel, and any other non license or maintenance expenses may be invoiced to AMEXCO on a monthly basis during the term of the development and installation process.
8.2 License Fees include the provision of maintenance and support services hereunder, unless a separate Maintenance Fee is indicated on the Schedule. If payment of the License Fees for any Product includes maintenance and support services, then all references to Maintenance Fees shall be deemed to refer to those License Fees. Maintenance Fees may be invoiced commencing upon expiration of the Warranty Period and monthly, quarterly, annually or otherwise, in advance thereafter, as specified on the Schedule.
8.3 Each invoice properly rendered in accordance with this Agreement, shall be payable within thirty (30) days after its receipt, unless otherwise specified herein.
8.4 Upon ninety (90) days’ written notice, USD may change the License Fees and/or Maintenance Fees applicable to any Product at any time effective after one (1) year from the date of expiration of the Warranty Period for such Product; provided, however, that increases hereunder shall not exceed five percent (5%) per year over the preceding year and provided further that in no event shall any fees or charges hereunder exceed USD’s then current standard published charges.
8.5 AMEXCO shall be entitled to discounts on License Fees and Maintenance Fees hereunder based on the Products licensed and/or maintenance services provided to all the AMEXCO Entities hereunder, or such other discounts as may be available from USD, calculated at the time the Schedule for such Product is entered into by the parties.
ARTICLE 9: WARRANTIES
9.1 USD warrants to AMEXCO that: (i) USD has the right to furnish the Products, Documentation, Specifications and other materials and perform the services as specified in this Agreement (“Product Materials and Services”) covered hereunder free of all liens, claims, encumbrances and other restrictions; (ii) the Product Materials and Services furnished by USD and/or AMEXCO’s use of the same hereunder do not violate or infringe the rights of any third party or the laws or regulations of any governmental or judicial authority; (iii) AMEXCO shall be entitled to use and enjoy the benefit of the Product Materials and Services, subject to and in accordance with this Agreement; and (iv) AMEXCO’s use and possession of the Product Materials and Services hereunder, shall not be adversely affected, interrupted or disturbed by USD or any entity asserting a claim under or through USD.
9.2 USD warrants that: (i) all tangible portions of the Product Materials and Services shall be free from any defects in materials and workmanship and the Products shall conform to and operate in accordance with the Specifications for such Products, the Documentation provided to AMEXCO by USD hereunder and such other descriptions and materials as are

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attached, described and/or provided under this Agreement; and (ii) the Specifications and Documentation and other materials provided by USD hereunder shall faithfully and accurately reflect the Products provided to AMEXCO hereunder.
9.3 USD warrants that the Product will materially comply with USDA’s then current published specifications. AMEXCO shall notify USD in writing, within sixty (60) days after the date of this Agreement, of its claim of any violation of foregoing warranty, in sufficient detail to identify each claimed instance of noncompliance and enable USD to reproduce it. AMEXCO’s sole and essential remedy is that USD shall use reasonable efforts to remedy each such properly reported instance of noncompliance in a manner consistent with USD’s regular business practices. If USD cannot remedy any material noncompliance within a reasonable time despite such efforts, then AMEXCO at its option may return the Product owned or made for AMEXCO for a refund.
9.4 USD does not warrant that the Product will operate uninterrupted or that it will be free from minor defects or errors that do not materially affect performance. USD will not be assume liability for business expenses, machine downtime or any type of damages caused by a defect, deficiency, error or malfunction in the Product.
9.5 USD warrants that: the Products have been tested and are fully capable of providing accurate results using data having date ranges spanning the twentieth (20th) and twenty first (21st) centuries (e.g., years 1980-2100). Without limiting the generality of the foregoing, USD warrants that all software licensed from USD shall (a) manage and manipulate data involving all dates from the 20th and 21st centuries without functional or data abnormality related to such dates; (b) manage and manipulate data involving all dates from the 20th and 21st centuries without inaccurate results related to such dates; (c) have user interfaces and data fields formatted to distinguish between dates from the 20th and 21st centuries; and (d) represent all data related to include indications of the millennium, century, and decade as well as the actual year. This warranty shall not apply to Software and Documentation that has been modified or altered by AMEXCO. USD does not warrant that Software will accommodate all dates in the year 2000 if Software is used with any hardware or computer software that is not compliant with the year 2000 requirements.
9.6 USD warrants that for a period of one (1) year (or such other period as is specified on the Schedule) after AMEXCO has notified USD of its acceptance of the Product pursuant to Section 3.2 (“Warranty Period”) it shall correct and repair any malfunction, defect or nonconformity which prevents such Product from performing in accordance with the provisions of this Agreement at no additional charge to AMEXCO.
9.7 USD warrants that, upon the expiration of the Warranty Period, and in consideration of the applicable Maintenance Fees hereunder, it shall perform the maintenance and support services as specified in this Agreement.
9.8 USD warrants to AMEXCO that Updates to the Products provided to AMEXCO hereunder shall not degrade, impair or otherwise adversely affect the performance or operation of the Products provided hereunder.

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9.9 USD warrants that any installation, maintenance or other services provided by USD hereunder shall be performed in a high quality, professional manner by qualified personnel. USD personnel will observe and comply with AMEXCO’s security procedures, rules, regulations, policies, working hours and holiday schedules. In performing services at AMEXCO locations, USD personnel will use best efforts to minimize any disruption to AMEXCO’s normal business operations.
9.10 EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 10: INTELLECTUAL PROPERTY INFRINGEMENT
10.1 USD agrees to defend and/or handle at its own expense, any claim or action against any AMEXCO Entity for actual or alleged infringement of any intellectual or industrial property right, including, without limitation, trademarks, service marks, patents, copyrights, misappropriation of trade secrets or any similar proprietary rights, based upon the Product Materials and Services furnished hereunder by USD or based on AMEXCO’s use thereof, provided that AMEXCO uses the Product in compliance with the Contract. USD further agrees to indemnify and hold AMEXCO harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) associated with any such claim or action. USD shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing.
10.2 If any Product Materials and/or Services become, or in USD’s opinion are likely to become, the subject of any such claim or action, then, USD, at its expense may either: (i) procure for AMEXCO the right to continue using same as contemplated hereunder; (ii) modify same to render same non-infringing (provided such modification does not adversely affect AMEXCO’s use as contemplated hereunder); or (iii) replace same with equally suitable, functionally equivalent, compatible, non-infringing products, materials and/or services. If none of the foregoing are commercially practicable, USD having used all reasonable efforts, then AMEXCO shall have the right to terminate the Schedule(s) involved and shall be entitled to a pro-rata refund of all payments made in respect of such Product (calculated on a straight-line five (5) year basis unless a shorter License Term applies).
ARTICLE 11: CONFIDENTIAL INFORMATION
11.1 USD agrees to regard and preserve as confidential all information related to the business and activities of AMEXCO and the AMEXCO Entities, their customers, clients, suppliers and other entities with whom AMEXCO and the AMEXCO Entities do business, that may be obtained by USD from any source or may be developed as a result of this Agreement. USD agrees to hold such information in trust and confidence for AMEXCO and not to disclose such information to any person, firm or enterprise, or use (directly or indirectly) any such information for its own benefit or the benefit of any other party, unless

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authorized by AMEXCO in writing, and even then, to limit access to and disclosure of such confidential information to USD’s employees on a “need to know” basis only.
11.2 AMEXCO acknowledges that USD considers any materials labeled “Confidential” at the time of their delivery to AMEXCO, to be confidential and trade secrets of USD and AMEXCO agrees that unless AMEXCO has obtained USD’s written consent, AMEXCO shall keep such “Confidential” materials confidential and prevent their disclosure to any person other than employees or representatives of AMEXCO and the AMEXCO Entities, employees or representatives of USD, or other persons on AMEXCO’s premises for purposes specifically related to AMEXCO’s permitted use of the Products.
11.3 Information shall not be considered confidential to the extent, but only to the extent, that such information is: (i) already known to the receiving party free of any restriction at the time it is obtained from the other party; (ii) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (iii) is or becomes publicly available through no wrongful act of either party; (iv) is independently developed by one party without reference to any Confidential Information of the other; or (v) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the parties provide each other with timely written prior notice of such requirements.
ARTICLE 12: GENERAL
TERM AND TERMINATION: This Agreement shall commence as of the Effective Date and continue thereafter unless terminated as provided hereunder. Each Schedule shall become binding when duly executed by both parties and shall continue thereafter unless terminated as permitted hereunder. Notice of termination of any Schedule shall not be considered notice of termination of this Agreement.
DUTIES UPON TERMINATION: Upon termination of this Agreement because of AMEXCO’s default, AMEXCO shall immediately return Software and Documentation to USD, including, but not limited to, all discs, tapes, documentation or other physical embodiments of the Software and Documentation, and shall certify to USD that it has not retained any copies of the Software and that it acknowledges that it may no longer use Software or Documentation. The data with respect to AMEXCO customers shall remain the property of and may be retained by AMEXCO.
TAXES: AMEXCO agrees to pay all taxes levied against or upon the Products and any services or their use hereunder, exclusive, however, of taxes based on USD’s income, which taxes shall be paid by USD. If any tax for which AMEXCO is responsible hereunder is paid by USD, AMEXCO will reimburse USD upon AMEXCO’s receipt of proof of payment.
LIABILITY: In no event shall either party be liable, one to the other, for any indirect, special or consequential damages arising out of or in connection with this Agreement.
EXCUSABLE DELAYS: In no event shall either party be liable to the other for any delay or failure to perform due to causes beyond the control and without the fault or negligence of the party claiming excusable delay, including but not limited to, acts of God, war, riot,

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embargoes, acts of civil or military authorities, fire, floods, earthquakes, accidents, strikes or shortages of transportation.
MATERIAL BREACH: In the event of any material breach (failure, without legal excuse, to perform any promise which forms the whole or part of the Agreement) of this Agreement by one party, the other party may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate the Schedule(s) involved, in whole or in part, by giving thirty (30) days’ written notice thereof; provided, however, that any such termination shall not be effective if the party in breach has cured the breach of which it has been notified prior to the expiration of said thirty (30) days.
CONTINUATION OF LICENSE: In the event of any termination by AMEXCO in accordance with the Material Breach provision above, AMEXCO shall, effective as of the date of such termination, have a perpetual license to use the Product, Documentation and any other items provided hereunder without further fee, but otherwise subject to and in accordance with the provisions of this Agreement. Upon termination of this agreement, based on the material breech provision above, AMEXCO shall have the right to exercise the clause in the Software Escrow Agreement releasing all source code and documentation for their sole and exclusive use.
DISCONTINUATION OF LICENSE: In the event that USD becomes unable or unwilling to continue to support the Product at the end of the original License term, USD shall notify AMEXCO by giving one hundred twenty (120) days’ written notice thereof. Upon receipt of this notice, AMEXCO shall have the right to exercise the clause in the Software Escrow Agreement releasing all source code and documentation for their sole and exclusive use.
NOTICES: Unless otherwise specified all notices shall be in writing and delivered personally or mailed, first class mail, postage prepaid, to the addresses of the parties set forth at the beginning of this Agreement, to the attention of the undersigned; provided, however, that a copy of any USD notice of material breach to AMEXCO shall also be sent to the Office of the General Counsel, World Financial Center, American Express Tower, 200 Vesey Street, 49th floor, New York, New York 10285-4900. As to any Schedule, notices shall also be sent to the signatories of the Schedule involved. Either party may change the address(es) or addressee(s) for notice hereunder upon written notice to the other. All notices shall be deemed given on the date delivered or when placed in the mail as specified herein.
ADVERTISING OR PUBLICITY: Neither party shall use the name or marks, refer to or identify the other party in advertising or publicity releases, promotional or marketing correspondence to others without first securing the written consent of such other party.
ASSIGNMENT: Neither party may assign this Agreement, any Schedule and/or any rights and/or obligations hereunder without the written consent of the other party and any such attempted assignment shall be void; provided, however, that AMEXCO may assign this Agreement, any Schedule and/or any of its rights and/or obligations hereunder to any AMEXCO Entity (AMEXCO itself, its parent, its parent’s affiliates, or subsidiaries) upon written notice to USD without the consent of USD.

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GOVERNING LAW: In all respects this Agreement shall be governed by the substantive laws of the State of New York without regard to conflict of law principles.
MODIFICATION, AMENDMENT, SUPPLEMENT AND WAIVER: No modification, course of conduct, amendment, supplement to or waiver of this Agreement, any Schedule, or any provisions hereof shall be binding upon the parties unless made in writing and duly signed by both parties. At no time shall any failure or delay by either party in enforcing any provisions, exercising any option, or requiring performance of any provisions, be construed to be a waiver of same.
HEADINGS: Headings are for reference and shall not affect the meaning of any of the Provisions of this Agreement.
SEVERABILITY. In the event that any provision hereof is found invalid, illegal or unenforceable pursuant to judicial decree or decision or newly created state or federal law, the remainder of this Agreement shall remain valid and enforceable according to its terms. WITHOUT LIMITING THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL OTHER LIMITATIONS OF LIABILITY AND EXCLUSION OF DAMAGES SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT. USD
MODIFICATION, AMENDMENT, SUPPLEMENT AND WAIVER. No modification, course of conduct, amendment, supplement to or waiver of this Agreement, any Schedule, or any provisions hereof shall be binding upon the parties unless made in writing and duly signed by both parties. At no time shall any failure or delay by either party in enforcing any provisions, exercising any option, or requiring performance of any provisions, be construed to be a waiver of same.
DISPUTE RESOLUTION.
Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order, a Preliminary Injunction or other equitable relief to preserve the status quo or prevent irreparable harm pending the selection and the confirmation of the arbitrator(s), any controversy or claim arising out of, relating to, or connected with this Agreement, or breach thereof, shall be settled by binding arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration panel shall be comprised of three arbitrators, each with a minimum of eight years experience in the computer and financial service industry. Each party shall select an arbitrator to serve on the panel. These two arbitrators shall then select a their arbitrator to complete the panel. Such arbitrators shall be bound to the terms of this Agreement, and, for example, any final arbitration award shall not exceed the limitation of liability provisions

Confidential and proprietary information of the American Express Company	13

of this Agreement. Any arbitration under this Agreement shall be administered exclusively by the closest available Regional Office of the American Arbitration to New York, New York. All proceedings in any arbitration shall be conducted in the English language.
ENTIRE AGREEMENT: The Exhibits, Schedules and attachments to this Agreement are incorporated by this reference and shall constitute part of this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the parties respecting the subject matter hereof.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day, month and year first written above.

USD		AMERICAN EXPRESS TRAVEL RELATED
(Licensor)		SERVICES COMPANY, INC.
(Licensee)

By:	/s/ Terry E. Stepanik	By:	/s/ Maryann Ray

Name:	Terry E. Stepanik	Name:	Maryann Ray
	(Print, Stamp or Type)		(Print, Stamp or Type)

Title:	General Manager	Title:	Vice President

Date:	10/6/99	Date:	12/2/99

Confidential and proprietary information of the American Express Company	14

EXHIBIT A
Schedule Number:                      Dated:
to
Agreement Number:
This Schedule is issued pursuant to the above-referenced Master License Agreement (the “Agreement”), between [AMEXCO Entity that signed the Agreement.] and the Licensor specified below. Any term not otherwise defined herein shall have the meaning specified in the Agreement.
Installation Site
Scheduled Delivery Date
Products
Scope
License Fee
License Term
Maintenance Fee
Paid: (initial one)__annually___quarterly___monthly ___other
Service Attachment (if applicable attached hereto as Appendix A):
Source Code in Escrow: ___Yes ___No
(If “Yes” then see additional provisions attached hereto as Appendix B)
*Identify CPU if applicable:
Specifications: See attached Annex 1 to this Schedule

Acceptance Test Criteria and Procedures: See attached Annex 2 to this Schedule
Additional Provisions and Conditions (if any):

Licensor		[AMEXCO Entity signing the Schedule.]

By:		By:

Name:		By:
	(Type or Print)		(Type or Print)
Title:		Title:

Date:		Date:

Confidential and proprietary information of the American Express Travel Related Services Company. Inc.

16

EXHIBIT B
SOFTWARE PRODUCTS SCHEDULE
Schedule Number: 1 to Master License Agreement Number: AEFA-10/4799-KF-1
This Schedule is issued pursuant to the above-referenced Master License Agreement (the “Agreement”), between American Express Travel Related Services Company, Inc. USD. Any term not otherwise defined herein shall have the meaning specified in the Agreement.
Installation Site; Chicago, IL (production location) and Westin, FL (small test site)
Scheduled Delivery Date; Westin by 10/31/99 and Chicago by 5/1/00
Products; See Exhibits 1 and 2 in the Statement of Work
Scope: Domestic United States
License Fee $65,000 for Returnworks and $10,000 for RCKworks
Custom coding and consulting services billed at USD standard charge of $1,000/day per hour plus expenses as defined by the AMEXCO expense policy. Licenses are also required for Thomson Financial Publishing’s “EPICWare” and “Base+ACH” ($19,275) and Crystal Reports ($395). Additional requirements are:
Returnworks Client Software

Description / Per Client	Qty	Unit Price	Total
Windows NT Workstation 4.0 (already purchased by AMEXCO)	7	$0.00	$0.00
Crystal Report Professional version 7.0 (Optional for Ad hoc reporting)	1	$321.00	$321.00

			$321.50
Returnworks Server Software

Description	Qty	Unit Price	Total
SQL Server 7.0 (already purchased by AMEXCO)	1	$0.00	$0.00
SQL Server 7.0 Media	1	13.00	13.00
SQL Server 7.0 Documentation	1	89.00	89.00
Veritas Backup v7.3 for SQL Server 7.0	1	445.00	445.00
Veritas Backup v7.3 for Windows NT 4.0	1	511.00	511.00
Microsoft Windows NT Server 4.0 with Windows NT Option and Service Pack	1	$809.00	$809.00

			$1,867.00
License Term 10 years
Confidential and proprietary information of the American Express Travel Related Services Company, Inc.

17

Maintenance Fee 17%
Paid: (initial one) ☑ annually ☐ quarterly ☐ monthly ☐ other
Service Attachment:
Source Code in Escrow: ☑ Yes ☐ No
See additional provisions attached hereto as:
*Identify CPU if applicable:
Specifications: To be included in the Statement of Work
Acceptance Test Criteria and Procedures: To be developed by TRS Technologies and will test all functionality and stress test the equipment.
Additional Provisions and Conditions (if any): TBD

USD		AMEXCO

By:	/s/ Terry E. Stepanik	By:	/s/ Maryann Ray

Name:	Terry E. Stepanik	Name:	Maryann Ray

	(Print, Stamp or Type)		(Print, Stamp or Type)

Title:	General Manager	Title:	Vice President

Date:	10/6/99	Date:	12/2/99

Confidential and proprietary information of the American Express Travel Related Services Company, Inc.

18

EXHIBIT C
ESCROW AGREEMENT
Effective Date:
License Agreement: IDS-97-1
Licensor: Integrated Decision Systems, Inc.
Licensee: American Express Financial Corporation (“Amex”)
Escrow Agent: Data Securities International, Inc. (referred to as “Escrow Agent”) 9555 Chesapeake Drive, Suite 200, San Diego, CA 92123.

This Escrow Agreement (“Agreement”) is made and entered into as of the Effective Date set forth above, by and among the Licensor identified by name above (referred to in this Agreement as the “Depositor”), the Amex Entity identified as the Licensee above (“Amex”) and the escrow agent whose name and address is set forth above (“Escrow Agent”).
Depositor and Amex have entered into the above-referenced License Agreement, (“License Agreement”), with attached Schedule(s), under which Amex has licensed certain Products from Depositor. The License Agreement further provides for the escrow of materials relating to the Products on the Schedule (“Escrow Materials”) and this Agreement is entered into for the purpose of effectuating such an escrow arrangement in connection with the Schedule and Products identified therein. Depositor and Amex acknowledge that Escrow Agent has no knowledge of the terms and conditions contained in the License Agreement and that Escrow Agent’s only obligations shall be set forth herein or in any other writing signed by Depositor, Amex and Escrow Agent.

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ARTICLE 1: Deposit of Escrow Materials: Recordkeeping
1.1 On or before delivery of each Product to Amex, or as otherwise mutually agreed, Depositor shall deliver to the Escrow Agent, for deposit under this Agreement, a fully commented and documented copy of the source code for such Product, a listing thereof and all relevant documentation, including, but not limited to, all explanation, flow charts, algorithms and subroutine descriptions, memory and overlay maps, and any other materials required by the terms of the Schedule to be deposited in escrow (collectively, “Escrow Materials”). A specific description of the basic Escrow Materials required is set forth on the attached Exhibit A, which is incorporated and made a part of this Agreement.
1.2 Within five (5) days of the installation of any major Update, Product release (or any other material or substantial modification to the Product) or within three (3) months of the last deposit hereunder, whichever is sooner, Depositor shall deliver to the Escrow Agent, for deposit in accordance with this Agreement, any and all changes to the Escrow Materials which correspond to changes, if any, made to the Product licensed under the License Agreement or shall notify Escrow Agent that no changes were made during the preceding period. All materials deposited hereunder shall be considered “Escrow Materials” as the term is used herein and shall be deposited using the form attached hereto as Exhibit B.
1.3 The Escrow Materials may be removed and/or exchanged only on written instructions signed by Depositor and Amex, or as otherwise provided in this Agreement.
ARTICLE 2: Location of Escrow Materials
2.1 The Escrow Materials shall be administered by Escrow Agent from the location specified on Exhibit B and shall not be moved to any other location without the express written consent of Amex. Escrow Agent shall notify Depositor in writing of any change in location.
2.2 Amex shall have the right, at any time upon at least ten (10) days’ written notice to Depositor and Escrow Agent, to select and designate a new escrow agent to replace the Escrow Agent hereunder. Upon such notice and upon payment of any outstanding fees due Escrow Agent, Escrow Agent shall completely, safely and securely transfer the Escrow Materials to the new escrow agent (which will then become the “Escrow Agent” hereunder) and confirm such transfer in writing to Amex and Depositor.
ARTICLE 3: Verification of Escrow Materials
3.1 When Escrow Agent receives the Escrow Materials accompanied by Exhibit A attached hereto, Escrow Agent will conduct a deposit inspection by visually matching the labeling of the tangible media containing the Escrow Materials to the item descriptions and quantity listed on Exhibit B.
3.2 Escrow Agent is entitled to be paid its standard fees and expenses applicable to the services provided. Escrow Agent shall notify the party responsible for payment of Escrow Agent’s fees at

Confidential and proprietary information of the American Express Company	20

least ninety (90) days prior to any increase in fees. For any services not listed on Escrow Agent’s standard fee schedule attached hereto as Exhibit E, Escrow Agent will provide a quote prior to rendering the service, if requested.
3.2.1 Escrow Agent shall not be required to perform any services unless the payment for such services and any outstanding balances owed to Escrow Agent are paid in full. All other fees are due payable within thirty (30) days of receipt of invoice. If invoiced fees are not paid, Escrow Agent may terminate this Agreement; provided, however, that any non-payment of fees is remedied in accordance with the Material Breach provisions herein. If there is a discrepancy in fees owed to Escrow Agent, then the party responsible for payment and Escrow Agent shall agree to discuss this matter on a good faith basis.
3.3 In addition and upon Amex’s request, Escrow Agent shall be authorized to perform any additional verification services which are available from Escrow Agent from time to time specified on the attached Exhibit D. including, without limitation, services necessary to verify the completeness, accuracy and functionality of the Escrow Materials and to ensure that the Escrow Materials conform and correspond to the Product furnished to Amex under the License Agreement.
3.3.1 Upon request, Escrow Agent will furnish Amex with a current copy of the charges for additional verification services that are available from Escrow Agent hereunder. Amex shall be responsible for payment of any such charges directly to Escrow Agent and Depositor shall have no responsibility for same.
3.4 Escrow Agent shall report to Amex in writing the results of all verification services performed on Escrow Materials upon completion of same and shall send a copy to Depositor.
ARTICLE 4: Release and Return of Escrow Materials
4.1 Within ten (10) business days of the Escrow Agent receiving written notice from Licensee sent by registered or certified mail, return receipt requested, with a copy to Depositor, requesting the release of the Escrow Materials hereunder, Escrow Agent shall release and deliver a copy of the Escrow Materials to Licensee.
4.1.1 Release Conditions — The Agent shall release the Deposited Escrow Materials in the event any one of the following release conditions occur:
a)	If Depositor has availed itself of, or been subjected to by any third party, a proceeding in bankruptcy in which Depositor is the named debtor, an assignment by Depositor, or any other proceeding involving insolvency or the protection of, or from creditors, and same has not been discharged or terminated without any prejudice to Licensee’s rights or interests under the License Agreement within thirty (30) days; or

Confidential and proprietary information of the American Express Company	21

b)	if Depositor has ceased its on-going business operations, or sale, licensing, maintenance or other support of the Product; or

c)	if any other event or circumstance occurs which demonstrates with reasonable certainty the inability or unwillingness of Licensor to fulfill its obligations to Amex under the License Agreement, this Escrow Agreement, or any software maintenance agreement between the parties, including, without limitation, the correction of defects in the Product.
4.2 Escrow Agent shall be entitled to act in reliance upon any Amex instructions, instrument, or signature reasonably believed to be genuine and shall assume that any Amex officer giving any written notice or instruction, which is consistent with this Agreement, has been duly authorized to do so on behalf of Amex. Similarly, Escrow Agent shall have no duty to inquire as to whether Amex or Depositor is in compliance with the provisions of the License Agreement relating to the release of Escrow Materials and shall have no liability to Depositor or Amex for relying on Amex’s notice.
4.3 If the Schedule between Amex and Depositor has expired, been terminated or cancelled and if Amex has not notified Escrow Agent to release the Escrow Materials hereunder as contemplated under Section 4.1 above, then Escrow Agent may return or destroy the Escrow Materials at the request of Depositor; provided, however, that Escrow Agent shall not return or destroy any such Escrow Materials unless Escrow Agent has received written certification from Amex that no event or condition has occurred which would permit Amex to obtain the release and delivery of such Escrow Materials under this Agreement. Notwithstanding the foregoing, if Amex has not provided said written certification within thirty (30) days from Escrow Agent’s notice of termination, then at Escrow Agent’s option, Escrow Agent may return or destroy the Escrow Materials.
4.4 Each party shall designate an authorized individual as a contact for the purposes set forth hereunder and individuals shall be specified on the attached Exhibit C.
ARTICLE 5: Confidentiality of Escrow Materials
5.1 Escrow Agent acknowledges that Depositor considers the Escrow Materials to be confidential and trade secrets of Depositor, and Escrow Agent agrees that unless Escrow Agent has obtained Depositor’s written consent, Escrow Agent shall keep the Escrow Materials confidential and prevent their disclosure to any person, firm or enterprise other than to employees or representatives of Escrow Agent involved in the performance of Escrow Agent’s obligations under this Agreement, to employees and representatives of Depositor, and to Amex under the specific release provisions specified in this Agreement.
5.2 Escrow Agent may copy Escrow Materials to the extent necessary to preserve and safely store the Escrow Materials, to perform the verification services required and permitted under this Agreement, and to provide copies to Amex as and when permitted hereunder. On all such copies,

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Escrow Agent shall reproduce any proprietary rights and/or confidentiality notices which were on the Escrow Materials at the time of their deposit with Escrow Agent.
ARTICLE 6: General
Payment: Escrow Agent may invoice Amex for all fees and/or charges applicable hereunder and Amex agrees to pay each invoice properly rendered hereunder within thirty (30) days after its receipt.
Liability: Escrow Agent shall be responsible to perform its obligations under this Agreement and to act in a reasonable and prudent manner in accordance with the terms and conditions of this Agreement. Provided Escrow Agent has acted in the manner set forth in the preceding sentence, Amex and Depositor each agree to indemnify, defend and hold harmless Escrow Agent from and against any and all claims, actions, damages, arbitration fees (if any), expenses costs, attorney’s fees, and other liabilities incurred by Escrow Agent relating in any way to this Agreement. Except for the indemnity, none of the parties hereunder shall be liable, to any other party, for any indirect, special or consequential damages arising out of or in connection with this Agreement.
Termination. Upon the release, return, destruction or transfer of the Escrow Materials as permitted hereunder or upon termination due to a material breach, all further obligations and/or rights of Escrow Agent under this Agreement shall terminate; provided, however Escrow Agent is not the party in breach.
Material Breach: In the event of any material breach of this Agreement by one party, the other parties may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, by giving thirty (30) days’ written notice thereof, provided, however, that any such termination shall not be effective if the party in breach has cured the breach of which it has been notified prior to the expiration of said thirty (30) days.
Notices: Except as otherwise specifically provided, all notices shall be in writing and delivered personally or mailed to the addresses of the parties set forth at the beginning of this Agreement, to the attention of the undersigned at the address (es) set forth at the beginning of this Agreement or to such other address or addressee as any party may designate by written notice and in the case of Amex, to the Office of the General Counsel, American Express Travel Related Services Company, Inc., American Express Tower, World Financial Center, New York, New York 10285-4900. Notices shall be deemed given when delivered or when placed in the mail as specified herein.
Bankruptcy: Amex, Depositor and Escrow Agent acknowledge that this Escrow Agreement is an “agreement supplementary to” the License Agreement as provided in Section 365(n), Title 11 of the United States Code (“Bankruptcy Code”). If Depositor, as a debtor in possession, or a trustee in bankruptcy appointed pursuant to the Bankruptcy Code, rejects the License Agreement or this Agreement, then subject to any other rights Amex may have, Amex may elect to retain its rights under the License Agreement and this Agreement as provided in the current Bankruptcy Code or any amendments and/or successor statutes. Unless earlier notified by Amex, Depositor and Escrow Agent, individually and collectively, agree that unless they have received notice from Amex that it does not wish to make such election or exercise any such rights, neither Escrow

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Agent nor Depositor shall interfere with the rights of Amex in the License Agreement and/or this Agreement.
Assignment: The parties may not assign this Agreement or any of their rights and obligations hereunder without the written consent of each of the other parties involved in this Agreement and any such attempted assignment shall be void; provided however, that Amex may require the transfer of Escrow Materials to a new escrow agent (as permitted hereunder) and/or may assign this Agreement and/or any of its rights and/or obligations hereunder upon written notice to Depositor and Escrow Agent, to its parent company, its subsidiaries or affiliated companies without the consent of Depositor or Escrow Agent.
Severability: In the event any provisions of this Agreement are held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired.
Governing Law: In all respects this Agreement shall be governed by the substantive laws of the State of New York without regard to conflict of law principles.
Modification/Amendments: No modification, amendment, supplement to or waiver of this Agreement or any of its provisions, whether by conduct or otherwise, shall be binding unless made in writing and duly signed by the parties. A failure or delay, by any party at any time, to enforce any of the provisions, or to exercise any option, or to require performance, shall in no way be construed to be a waiver or modification of this Agreement.
IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates indicated below.

AMERICAN EXPRESS FINANCIAL CORP.	DEPOSITOR

By:	By:	/s/ Terry E. Stepanik

Name:	Name:	Terry E. Stepanik

(Type or Print)	(Type or Print)

Title:	Title:	General Manager

Date:	Date:	10/6/99

DATA SECURITIES INTERNATIONAL, INC.

By:	Date:

Name:

(Type or Print)

Title:

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